Exhibit 99.3

March 7, 2022
Kelly Romano, Chair
Joseph Edelman
Barbara Kosacz
James Johnson
John J. Fluke, Jr.
Grant Pickering
Dear independent directors of Athira:
By now you are undoubtedly aware that I have submitted a notice nominating two candidates – myself and George Bickerstaff -- to serve on the Athira board at the upcoming annual meeting.   I did not take this decision lightly.  I believe I share the opinions of many shareholders disappointed in our company’s lackluster performance.   I myself own approximately 4.8% of Athira’ s outstanding common stock but I have recommended Athira shares to many friends and business associates because I believe in the Company and ATH-1017.   I am quite confident that shareholders totaling multiples of my ownership hold the same views about the Company as I do.
Although I have spoken to some of you, I am sending this letter to all of you so there is no ambiguity about where I stand.  While I want to be perfectly candid about my views on the management team led by Mark Litton -- who you promoted to be the steward of shareholder assets -- I am sending this letter to just the six of you.  Feel free to send this letter to Mark Litton or any other member of management.   Apart from Joe, none of you have any meaningful ownership of Athira stock so I hope you will appreciate my perspectives as an owner.
Let me be crystal clear that I am a true believer in 1017 and believe that the drug shows remarkable promise.   Of course, good management cannot overcome bad data, but poor management, in my view, can defeat a good data outcome.  That latter risk is what we have.   I am prepared to fight for the “A” team to get us across the finish line and give us the best chance of 1017 shining.    There are reasons to believe our data has an excellent chance of providing confidence in the efficacy of 1017 which could have a significant  positive effect on society, and, of course on  todays’ languishing price of Athira stock.   I have not found a superior risk/reward profile in my many years in the business.
My concerns are based on management’s ability, or lack of it, from making 1017 a success.    To state the blindingly obvious, the next eighteen months are critical.  Embarking on that journey without the best management in place is reckless and materially increases the risk of failure and destruction of shareholder value.   With careful attention to the management team and  appropriate board oversight, together with a thoughtful approach to capital allocation, I believe we can maximize the chances of success and reduce the potential downside.
Inadequate  Management
Mark Litton is not the right CEO for Athira – and deep down you know it and Mark knows it.  I have dealt with Mark quite a bit, and while he is an amiable fellow, he would never be considered as a CEO for any of my companies.  He had a short stint at Alpine Biosciences as COO and only had a business development role at the company he co-founded.  He was never promoted or given any additional responsibilities in the company.  In other words, he has never assumed any real internal operating or executive leadership role.   What search was done for a CEO, or what orderly transition was planned, after you authorized the termination of Leen Kawas?    Was a search committee formed?  What qualities possessed by Mark led you to conclude – in your positions as fiduciaries -- that Mark Litton could lead a management team and steer this ship in this most critical of years?  Who among you is going to take ownership and responsibility for that decision?
The Company urgently needs a new CEO.   Mark predicted to me that he would be working for, or with, Leen again in the future as Leen was brighter and more capable than he.   Those are the most prescient words I have ever heard from Mark  since meeting him.  Kelly told me that she had suggested a management coach for Mark.  We cannot afford a CEO in these critical years on training wheels.   Unfortunately, a band aid like a management coach is not going to fool anybody, least of all the Company’s investors and the team who are looking for substance and leadership.   Mark Litton, in my opinion, has neither.
Most recently Mark was unable to articulate the Company’s strategy and explain to the new Goldman Sachs analyst why her assumptions were flawed.  His failure resulted in a hatchet job by the Goldman Sachs analyst. Her report referred additionally to the company’s need to raise dilutive capital later this year despite Athira’s rock solid, cash rich balance sheet today.  I have heard this from others on the street as well.  The Goldman analyst also cited value destruction around the company’s decision to expand the LIFT trial without reason for rushing this before the ACT data dictates such a move.  She was not alone on the street in this concern.  One job of a CEO is to educate and explain the value of the company’s assets to investors and analysts and to deal with confusion and misapprehension in the market.  Mark Litton has demonstrated that he is incapable doing that most basic of tasks.
I now understand that the current trials have below average drop outs and above average open label participation.  This is good news but it has not translated into positive performance.  As enrollment continues, what is Mark Litton’s executive team doing to provide intensive oversight to the clinical operations.  Successful trials do not happen without such oversight. Unfortunately, Mark and his team drove away the one person, beyond Leen,  in the clinical team that had the comprehensive understanding and oversight in these trials.  If we are to make 1017 a blockbuster drug – as I believe it could be – we cannot afford to make mistakes and we must have the “A” team.
The stock is lower today than it was when you promoted Mark to be the CEO. Mark was given a great tailwind on his accession and the immediate reaction of the stock was to correct to over $16.  He then began a charm offensive to restore investor confidence.  Yet the result has been precisely the opposite:   the stock has been nearly cut in half, a substantially greater decline than the biotech index.  Mark failed.  We must start the search for a new CEO who can do the job and properly oversee the mission-critical trials that are underway.
 Positioning Athira’s Clinical Trials For Success
It is no secret that I have a private equity venture with Leen Kawas.  Frankly, I am dumbfounded at your knee-jerk decision to terminate a CEO who took a one-person company and six years later had a public company with well over $300mm in cash and was in the final stages of trials with a potential game changer drug.  She dealt handily with the FDA which allowed her to accelerate the company’s trials.  There’s little doubt that Leen’s work was the reason 1017 was a Phase 1B success.   Yet you fired her, not for cause, because of an immaterial impropriety as a graduate student years ago – to which she readily admitted – on scientific work that had nothing to do with ATH-1017 or the scientific conclusions of her papers.  Your own press release in October 2021 acknowledged: “Dr. Kawas’ actions at Washington State University took place many years ago and did not involve ATH-1017.”

Then, without any search for the right CEO, you replaced her with an individual who has never held an executive role and, apparently has had difficulty holding an operating job.  To make matters worse, you authorized a large salary and bonus bump for Mark a few weeks ago.    Who among you is proud of those decisions?
Given the high stakes, it is not surprising that Kelly and the company’s counsel   have reached out to Leen and asked her to consult on a regular basis to the board and the CEO and COO.   That makes perfect sense given how she had positioned the Company for success.   It is critical – if Leen is willing to do it -- that you formalize that role so we can ensure the trials over the next year are successful.
Misguided Capital Allocation and Management Profligacy
Given the amount of cash on the balance sheet we must be very careful before we start messaging that there is reason for another capital raise as the street now fears.   While capital may well be needed when commercialization is upon us, we are not there yet.  It would be a very high class problem but messaging now for a capital raise is ill advised.  I have little confidence with the current team to commercialize anything.
Why are we investing any resources in the SHAPE Parkinson’s trial when we are awaiting the results of 1017.  Again, there may be a time and a place for Parkinson’s, but it is not now and messages a lack of focus.   So, too, the expenditure in ATH-1020 for neuropsychiatric indications.  These may be of some value down the road but to use our balance sheet while we go down these paths also messages a lack of attention to our core compound – and one that needs 100% of management’s attention.
My concerns are not unfounded.  Even the 1017 trials for ACT-AD and LIFT-AD trials raise allocation issues.  Until the ACT-AD results are in, I do not understand why we would expend resources on expanding the LIFT-AD trial at this time. The ACT-AD trial was meant to inform potential changes in the design of the LIFT trials.   Management jumped the gun without data, and speaking to the street it has been confusing and concerning.
Relatedly, is management extending the open label extension?  There is little doubt that patients want it.  By now you may have seen impassioned pleas from patients – Dr. Patricia Galloway has been understandably vocal – suggesting that the drug works over the long term.  You don’t extend a lifeline to enrollees where your drug is working then cut them off to return to the depths, as Joe told me, because it is too expensive and we already have enough data.  It would undoubtedly help with the FDA and create great PR.  Conversely, not extending it could generate bad PR and lack of support from advocacy groups.  Open label extension will also give us more data on the drug including safety which, after all, is of paramount importance and is the ethical course to follow.   I suspect the FDA would agree.  Given market skepticism and our languishing stock price since Mark was elevated, we cannot afford to have any more bad PR.   If the company is not extending it, in addition to being the wrong business decision, as a major shareholder, I am not proud.
What is the Board doing to test the plan and budgets being presented to management beyond saying this was Leen’s plan.  Using our resources on tangents before we know whether 1017 is a success -- or failing to use our balance sheet in areas where it makes total sense – is folly.  As independent directors you have a fiduciary duty to prevent management profligacy.  It’s a small issue, but word is out that Mark is busy spending money on decorating his officeWhat are the reasons for expanding the payroll for basic science now.  The science is already in 1017.  Is the Board aware of these activities?  With the current management, again, I am not comfortable with adventurism.
In January the Board rewarded Mark Litton with a material increase in salary and bonus as well as favorable amendments to his change of control agreement.   What analysis was done by the Compensation Committee and the Board to justify a salary and bonus bump given Mark’s inadequate performance?  I have no issue rewarding employees when they perform well, but that is not the case here.  Shareholders should not be subsidizing poor performers.
I have reviewed many other companies and have yet to find any that sell a smidge over cash per share with important and game changing trials in their immediate future.  There is no excuse for our lackluster performance.  Appropriate messaging to the street about 1017 cannot alter the data of course, but better management can instill the confidence to investors that we are potentially on to something important, as we are, and steer Athira to a successful conclusion.
The Need For Board Refreshment
Adding Grant to the board was a good first step.  Grant’s addition was necessary, but not sufficient.  Athira also needs directors with business, financial and operating experience as well as directors who can critically appraise management performance and capital allocation.  Both George Bickerstaff and I have decades of business and financial experience.  George was the former CFO of Novartis Pharma AG.  You have his resume.  His financial and management experience in pharmaceutical companies is beyond exemplary.  George is willing to put in the time and effort at the board to make 1017 a success.
In addition to having a significant ownership interest and, therefore, skin in the game, I have material financial and business experience as some of you know.  I can help with business, messaging, attracting additional talent to the board, strategic relations through my extensive rolodex, financial judgment, as well as appraisal of management. I am also prepared to put in the time and effort at the board to make 1017 a success.
I suspect several of you have views -- perhaps strong ones -- that disagree with the thoughts outlined above.  I would be pleased to hear them in open board discussion and if I am wrong I am prepared to admit it.  Ultimately, of course, if you disagree with me, the board can act by majority vote.
I have no burning desire to engage in a costly and distracting proxy contest for the 2022 annual meeting given the challenges facing the company.  As you know, I have already invested significant resources in outside advisors and am prepared to take this matter to a shareholder vote if necessary.   This matter is both potentially very important for society and could be extraordinarily successful for investors.
Based upon the discussions to date, however, I have not received any indication that the Company is taking my concerns seriously.   I have therefore concluded, reluctantly, that unless we can come to a mutually agreeable solution in the next few days, I intend to make the candidacy of George and myself public and publish this letter so shareholders are fully aware of my position and understand what is at stake.
Respectfully,

Ric Kayne
cc: Willkie Farr & Gallagher LLP

Disclaimer
The views expressed in the solicitation materials referenced herein and/or attached hereto represent the opinions of Richard A. Kayne and certain of his affiliates (collectively, the “Kayne Entities”) that hold shares of Athira Pharma, Inc. (“Athira” or the “Company”) and are based on publicly available information with respect to the Company.  The Kayne Entities and the other participants in the Kayne Entities’ solicitation are collectively referred to herein as the “Participants”.  The Participants recognize that there may be confidential information in the possession of the Company that could lead it or others to disagree with their conclusions.  The Participants reserve the right to change any of their opinions expressed in any of the solicitation materials at any time as they deem appropriate.
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Additional Information
On April 11, 2022, Mr. Kayne, together with the other Participants, filed a definitive proxy statement (the “Definitive Proxy Statement”) and an accompanying BLUE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) to solicit votes for the election of their slate of highly qualified director nominees at the 2022 annual meeting of the stockholders of the Company.
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